Exhibit 99.1

TIME WARNER INC. REPORTS FIRST-QUARTER 2014 RESULTS

First-Quarter Highlights

—	Company posted Revenues of $7.5 billion, Adjusted Operating Income of $1.5 billion, Adjusted EPS of $0.91 and Free Cash Flow of $1.7 billion

—	Revenues excluding Time Inc. increased 10% to $6.8 billion

—	Adjusted Operating Income excluding Time Inc. grew 12% to $1.6 billion

—	Adjusted EPS excluding Time Inc. rose 26% to $0.97

—	Free Cash Flow excluding Time Inc. increased 79% to $1.7 billion

—	Company repurchased 20 million shares for $1.3 billion year-to-date through April 25, 2014

NEW YORK, April 30, 2014 – Time Warner Inc. (NYSE:TWX) today reported financial results for its first quarter ended March 31, 2014.

Chairman and Chief Executive Officer Jeff Bewkes said: “We are off to a very strong start in 2014, with results that demonstrate both the returns we can achieve on our investments in great storytelling and the growth potential of our businesses. Excluding Time Inc., which we expect to spin off as an independent publicly-traded company this quarter, we grew first quarter Revenues by 10%, Adjusted Operating Income by 12%, and Adjusted EPS by 26%. In the first quarter, Warner Bros. picked up where it left off after a record-breaking year in 2013, with The LEGO Movie launching yet another franchise for us and leading all releases at the domestic box office. Combined with its promising slate of movies for the rest of the year and strong lineup of TV shows to be unveiled at the upfronts, Warner Bros. is positioned to have another excellent year in 2014. Home Box Office continues to be red hot, led by the debut of True Detective, the most-watched freshman series in HBO’s history. And the Season 4 premiere of Game of Thrones on April 6 drew HBO’s largest audience since The Sopranos finale. Turner also made history by bringing the NCAA Men’s Basketball Final Four to cable for the first time ever. The success of the NCAA Tournament also helped TBS maintain its position as ad-supported cable’s #1 network in primetime among adults 18-34 and 18-49. It also showcased the importance and vibrancy of our TV Everywhere initiatives, with a more than 40% increase in streams for our March Madness Live service over last year. Another standout at Turner was Adult Swim, which again finished the quarter as the #1 ad-supported cable network in total day for Adults 18-34. And CNN reaffirmed that it is the place the world goes for authoritative coverage during major news events, with delivery in its key demographic up over 50% in March. Further demonstrating our commitment to shareholder returns, during the quarter we returned almost $1.3 billion to our shareholders in the form of share buybacks and dividends.”

Company Results Including Time Inc.

Revenues increased 9% to $7.5 billion in the first quarter of 2014. Adjusted Operating Income grew 7% to $1.5 billion. Operating Income increased 37% to $1.9 billion. Adjusted Operating Income and Operating

Income margins were 20% and 26% in the first quarter of 2014, respectively, compared to 21% and 20% in the prior year quarter, respectively.

The Company posted Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) of $0.91, up 20% from $0.76 for the year-ago quarter. Diluted Income per Common Share from Continuing Operations was $1.42 compared to $0.79 in the prior year quarter.

For the first three months of 2014, Cash Provided by Operations from Continuing Operations reached $1.7 billion and Free Cash Flow totaled $1.7 billion. As of March 31, 2014, Net Debt was $16.7 billion, down from $18.3 billion at the end of 2013, due to the generation of Free Cash Flow and proceeds from the sale of the Company’s office space in Time Warner Center, offset in part by cash used for share repurchases and dividends.

Company Results Excluding Time Inc.

Revenues increased 10% to $6.8 billion in the first quarter of 2014 due to growth at Warner Bros., Turner and Home Box Office. Adjusted Operating Income grew 12% to $1.6 billion also due to increases at Warner Bros., Turner and Home Box Office. Operating Income increased 44% to $2.0 billion. Adjusted Operating Income and Operating Income margins were 24% and 30% in the first quarter of 2014, respectively, compared to 23% and 23% in the prior year quarter, respectively.

In the first quarter, the Company posted Adjusted EPS excluding Time Inc. of $0.97 versus $0.77 for the year-ago quarter. Diluted Income per Common Share from Continuing Operations was $1.50 for the three months ended March 31, 2014 compared to $0.80 for last year’s first quarter.

For the first three months of 2014, Cash Provided by Operations from Continuing Operations excluding Time Inc. reached $1.7 billion and Free Cash Flow excluding Time Inc. totaled $1.7 billion.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

In January 2014, the Company’s Board of Directors authorized a total of $5 billion in share repurchases beginning January 1, 2014, which replaced the amount remaining under the prior authorization.

From January 1, 2014 through April 25, 2014, the Company repurchased approximately 20 million shares of common stock for approximately $1.3 billion.

Segment Performance

The schedule below reflects Time Warner’s financial performance for the three months ended March 31, by line of business (millions).

	Three Months Ended March 31,
	2014	2013
Revenues:
Turner	$2,593	$2,470
Home Box Office	1,339	1,228
Warner Bros.	3,066	2,681
Intersegment eliminations	(195)	(172)

Total excluding Time Inc.	6,803	6,207
Time Inc.	745	737
Intersegment eliminations	(3)	(5)

Total Revenues	$7,545	$6,939

Adjusted Operating Income (Loss) (a):
Turner	$895	$871
Home Box Office	464	417
Warner Bros.	380	265
Corporate	(119)	(116)
Intersegment eliminations	6	12

Total excluding Time Inc.	1,626	1,449
Time Inc.	(94)	(9)
Intersegment eliminations	4	–

Total Adjusted Operating Income	$1,536	$1,440

Operating Income (Loss) (a):
Turner	$900	$851
Home Box Office	464	417
Warner Bros.	369	263
Corporate (b)	309	(124)
Intersegment eliminations	6	12

Total excluding Time Inc.	2,048	1,419
Time Inc.	(120)	(9)
Intersegment eliminations	4	–

Total Operating Income	$1,932	$1,410

Depreciation and Amortization:
Turner	$58	$63
Home Box Office	25	22
Warner Bros.	93	93
Corporate	7	7

Total excluding Time Inc.	183	185
Time Inc.	43	32

Total Depreciation and Amortization	$226	$217

(a) Adjusted Operating Income (Loss) and Operating Income (Loss) for the three months ended March 31, 2014 and 2013 included restructuring and severance costs of (millions):

	Three Months Ended March 31,
	2014	2013
Turner	$(12)	$(14)
Home Box Office	(8)	(8)
Warner Bros.	(2)	(3)
Corporate	(4)	(2)

Total excluding Time Inc.	(26)	(27)
Time Inc.	(115)	(53)
Intersegment eliminations	4	-

Total Restructuring and Severance Costs	$(137)	$(80)

(b)	Operating Income (Loss) for the three months ended March 31, 2014 included a $441 million gain in connection with the sale and leaseback of the Company’s office space in Time Warner Center.

Presented below is a discussion of the performance of Time Warner’s segments for the first quarter of 2014. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

TURNER

Revenues rose 5% ($123 million) to $2.6 billion, benefiting from growth of 7% ($85 million) in Subscription revenues and 5% ($51 million) in Advertising revenues, partially offset by a decline of 15% ($17 million) in Content revenues. The increase in Subscription revenues was primarily due to higher domestic rates and international growth, partially offset by the negative effect of foreign currency exchange rates. Advertising revenues benefited from growth at Turner’s domestic and international networks offset in part by the negative effect of foreign currency exchange rates. The increase in domestic networks was mainly due to the 2014 NCAA Division I Men’s Basketball Championship tournament (the “NCAA Tournament”), including the airing of additional games, and higher pricing, partially offset by lower audience delivery. Content revenues declined due to the timing of subscription video on demand availabilities.

Adjusted Operating Income increased 3% ($24 million) to $895 million, reflecting higher revenues, partly offset by higher expenses, including programming costs. Programming costs grew 9%, primarily reflecting higher costs associated with the NCAA Tournament and an increase in original programming costs.

Operating Income increased 6% ($49 million) to $900 million. The current year quarter included a $13 million gain related to the sale of Zite, Inc., a news content aggregation and recommendation platform. The prior year quarter included $20 million of charges related to Turner’s international operations.

The NCAA Tournament delivered the four most-viewed college basketball games ever on a cable television network. In addition, March Madness Live delivered a 42% increase in live video streams, and cross platform unique users grew 12% compared to last year. During the first quarter of 2014, TBS ranked as ad-supported cable’s #1 primetime network among adults 18-34, 18-49 and 25-54 and claimed three of the top 10 ad-supported cable original comedy series. The Big Bang Theory on TBS remained the #1 comedy on ad-supported cable among total viewers and adults 18-49 for the ninth consecutive quarter. The first quarter was Adult Swim’s second most-watched first quarter in its history for adults 18-34 and 18-49, and it ranked #1 in total day on ad-supported cable among key adult and male demographics. In April 2014, Anthony Bourdain: Parts Unknown on CNN and The Story of Film: An Odyssey on TCM both received George Foster Peabody Awards.

HOME BOX OFFICE

Revenues grew 9% ($111 million) to $1.3 billion, reflecting increases of 8% ($85 million) in Subscription revenues and 13% ($24 million) in Content revenues. Subscription revenues increased mainly from higher domestic rates and the consolidation of HBO Asia and HBO South Asia (collectively, “HBO Asia”) and HBO Nordic. The increase in Content revenues was primarily due to higher home video revenues, which benefited from sales of Game of Thrones: The Complete Third Season.

Adjusted Operating Income rose 11% ($47 million) to $464 million, reflecting higher revenues, partly offset by higher programming and distribution costs. Programming costs grew 8% mainly due to the consolidation of HBO Asia and HBO Nordic. Distribution costs increased primarily due to the costs associated with increased home video revenues.

Operating Income increased 11% ($47 million) to $464 million.

The fourth season premiere of Game of Thrones reached a gross audience of over 17 million viewers, well above last season’s average of 14.4 million viewers, making it HBO’s most watched program since The Sopranos finale in 2007. True Detective averaged a gross audience of 11.9 million viewers per episode across all platforms and delivered the largest audience for an HBO original series in its first season. In April 2014, HBO Documentary Films’ Life According to Sam, Mea Maxima Culpa: Silence in the House of God and Six by Sondheim each received a George Foster Peabody Award.

WARNER BROS.

Revenues increased 14% ($385 million) to $3.1 billion, mainly due to a stronger theatrical slate, led by The LEGO Movie and 300: Rise of an Empire. Revenues also benefited from an increase in videogames revenues, growth in initial telecast revenues and higher international television licensing revenues. The increase was partially offset by lower physical home video revenues due to the timing of key releases.

Adjusted Operating Income rose 43% ($115 million) to $380 million, primarily due to higher revenues, partially offset by higher associated film costs and higher theatrical valuation adjustments.

Operating Income increased 40% ($106 million) to $369 million.

Through April 27, The LEGO Movie and 300: Rise of an Empire grossed approximately $450 million and $330 million, respectively, at the worldwide box office. In March, Warner Bros.’ films received 10 Academy Awards, including seven for Gravity, the most of any studio.

TIME INC.

Revenues increased 1% ($8 million) to $745 million as a result of the acquisition of Time Inc. Affluent Media Group (formerly American Express Publishing Corporation) (“AMG”) in the fourth quarter of 2013 and the benefit from certain weekly titles having one additional issue. The increase reflects growth of 5% ($12 million) in Subscription revenues, partially offset by a decrease of 11% ($8 million) in Other revenues due to lower revenues from Synapse. Advertising revenues were flat in the quarter as the inclusion of AMG’s revenues was offset by declines in non-AMG domestic magazine advertising. Excluding the impact of acquiring AMG, Revenues would have decreased 5%, Subscription revenues would have been flat and Advertising and Other revenues would have decreased 7% and 16%, respectively.

Adjusted Operating Loss of $94 million represented a decline of $85 million compared to the year-ago quarter’s Adjusted Operating Loss of $9 million, mainly resulting from higher restructuring and severance charges and declines at certain non-AMG titles. The current year quarter included $115 million of restructuring and severance charges compared to $53 million in the prior year quarter.

Operating Loss of $120 million represented a decline of $111 million compared to the year-ago quarter’s Operating Loss of $9 million. The current year quarter included $26 million of fixed asset impairments primarily related to a building held for sale.

During the quarter, Time Inc. maintained its leading share of overall domestic magazine advertising with 25.6%, up from 24.5% in the first quarter of 2013 (Publishers Information Bureau data). The share information for the first quarter of 2013 reflects the inclusion of AMG and a title published on behalf of American Express Company.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Company Results Including Time Inc.

Adjusted EPS was $0.91 for the three months ended March 31, 2014, compared to $0.76 in last year’s first quarter. The increase in Adjusted EPS primarily reflects higher Adjusted Operating Income and fewer shares outstanding.

For the three months ended March 31, 2014, the Company reported Income from Continuing Operations attributable to Time Warner common shareholders of $1.3 billion, or $1.42 per diluted common share. This compares to Income from Continuing Operations attributable to Time Warner common shareholders in the first quarter of 2013 of $754 million, or $0.79 per diluted common share.

For the first quarter of 2014 and 2013, the Company reported Net Income of $1.3 billion and $754 million, respectively.

Company Results Excluding Time Inc.

Adjusted EPS was $0.97 for the three months ended March 31, 2014, compared to $0.77 in last year’s first quarter. The increase in Adjusted EPS primarily reflects higher Adjusted Operating Income and fewer shares outstanding.

For the three months ended March 31, 2014, the Company excluding Time Inc. had Income from Continuing Operations attributable to Time Warner common shareholders of $1.4 billion, or $1.50 per diluted common share. This compares to Income from Continuing Operations attributable to Time Warner common shareholders in the first quarter of 2013 of $764 million, or $0.80 per diluted common share.

For the first quarter of 2014 and 2013, the Company excluding Time Inc. had Net Income of $1.4 billion and $764 million, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss) and Adjusted Operating Income margin, among other measures, to evaluate the performance of its businesses. Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. These measures are considered important indicators of the operational strength of the Company’s businesses.

Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders is Income from Continuing Operations attributable to Time Warner Inc. common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities and investments; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items. Similarly, Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders excluding the above items.

Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders and Adjusted EPS are considered important indicators of the operational strength of the Company’s businesses as these measures eliminate amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies.

Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin, Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

In light of the pending legal and structural separation of Time Inc. from Time Warner (the “Time Separation”), the Company uses the non-GAAP financial measures described above, but further excluding Time Inc. to evaluate the non-publishing businesses. An additional limitation of the measures that exclude the impact of Time Inc. is that they do not reflect the operating results of all the Company’s businesses. The Company expects to complete the Time Separation during the second quarter of 2014.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders, Adjusted EPS, Free Cash Flow and each of these non-GAAP financial measures excluding Time Inc. should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Income from Continuing Operations attributable to Time Warner Inc. common shareholders, Diluted Income per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks, film and TV entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2014 full-year business outlook.

The Company’s conference call can be heard live at 10:30 am ET on Wednesday, April 30, 2014. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Michael Kopelman (212) 484-8920
Michael Senno (212) 484-8950

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	March 31, 2014	December 31, 2013

ASSETS
Current assets
Cash and equivalents	$3,546	$1,862
Receivables, less allowances of $1,324 and $1,666	7,371	7,868
Inventories	1,879	2,028
Deferred income taxes	512	447
Prepaid expenses and other current assets	686	639

Total current assets	13,994	12,844

Noncurrent inventories and theatrical film and television production costs	6,347	6,699
Investments, including available-for-sale securities	2,117	2,024
Property, plant and equipment, net	3,219	3,825
Intangible assets subject to amortization, net	2,437	1,920
Intangible assets not subject to amortization	7,041	7,629
Goodwill	30,568	30,563
Other assets	2,476	2,490

Total assets	$68,199	$67,994

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,262	$7,322
Deferred revenue	951	995
Debt due within one year	65	66

Total current liabilities	8,278	8,383

Long-term debt	20,226	20,099
Deferred income taxes	2,461	2,642
Deferred revenue	458	482
Other noncurrent liabilities	6,732	6,484

Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 886 million and 895 million shares outstanding	17	17
Paid-in capital	152,988	153,410
Treasury stock, at cost (766 million and 757 million shares)	(38,337)	(37,630)
Accumulated other comprehensive loss, net	(875)	(852)
Accumulated deficit	(83,749)	(85,041)

Total Time Warner Inc. shareholders’ equity	30,044	29,904
Noncontrolling interests	-	-

Total equity	30,044	29,904

Total liabilities and equity	$68,199	$67,994

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

Three Months Ended March 31,

(Unaudited; millions, except per share amounts)

	2014	2013

Revenues	$7,545	$6,939
Costs of revenues	(4,160)	(3,750)
Selling, general and administrative	(1,663)	(1,620)
Amortization of intangible assets	(69)	(60)
Restructuring and severance costs	(137)	(80)
Asset impairments	(38)	(27)
Gain on operating assets, net	454	8

Operating income	1,932	1,410
Interest expense, net	(266)	(290)
Other income (loss), net	(6)	16

Income before income taxes	1,660	1,136
Income tax provision	(368)	(382)

Net income	1,292	754
Less Net loss attributable to noncontrolling interests	-	-

Net income attributable to Time Warner Inc. shareholders	$1,292	$754

Per share information attributable to Time Warner Inc. common shareholders:
Basic net income per common share	$1.45	$0.80

Average basic common shares outstanding	891.0	932.8

Diluted net income per common share	$1.42	$0.79

Average diluted common shares outstanding	910.6	956.4

Cash dividends declared per share of common stock	$0.3175	$0.2875

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Three Months Ended March 31,

(Unaudited; millions)

	2014	2013

OPERATIONS
Net income	$1,292	$754
Adjustments for noncash and nonoperating items:
Depreciation and amortization	226	217
Amortization of film and television costs	1,957	1,792
Asset impairments	38	27
Gain on investments and other assets, net	(448)	(69)
Equity in losses of investee companies, net of cash distributions	21	77
Equity-based compensation	91	106
Deferred income taxes	(253)	400
Changes in operating assets and liabilities, net of acquisitions	(1,220)	(2,575)

Cash provided by operations	1,704	729

INVESTING ACTIVITIES
Investments in available-for-sale securities	(23)	(15)
Investments and acquisitions, net of cash acquired	(118)	(62)
Capital expenditures	(99)	(85)
Investment proceeds from available-for-sale securities	-	33
Other investment proceeds	1,308	120

Cash provided (used) by investing activities	1,068	(9)

FINANCING ACTIVITIES
Borrowings	129	6
Debt repayments	(5)	(438)
Proceeds from exercise of stock options	116	339
Excess tax benefit from equity instruments	64	84
Principal payments on capital leases	(3)	(2)
Repurchases of common stock	(991)	(672)
Dividends paid	(287)	(273)
Other financing activities	(111)	(112)

Cash used by financing activities	(1,088)	(1,068)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	1,684	(348)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	1,862	2,841

CASH AND EQUIVALENTS AT END OF PERIOD	$3,546	$2,493

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended March 31, 2014

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Turner	$895	$(1)	$13	$(7)	$900
Home Box Office	464	-	-	-	464
Warner Bros.	380	(5)	-	(6)	369
Corporate	(119)	(6)	441	(7)	309
Intersegment eliminations	6	-	-	-	6

Time Warner excluding Time Inc.	1,626	(12)	454	(20)	2,048
Time Inc.	(94)	(26)	-	-	(120)
Intersegment eliminations	4	-	-	-	4

Time Warner	$1,536	$(38)	$454	$(20)	$1,932

Margin - Time Warner(a)	20.4%	(0.5%)	6.0%	(0.3%)	25.6%

Margin - Time Warner excluding Time Inc.(a)	23.9%	(0.2%)	6.7%	(0.3%)	30.1%

Three Months Ended March 31, 2013

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Turner	$871	$(18)	$-	$(2)	$851
Home Box Office	417	-	-	-	417
Warner Bros.	265	(2)	-	-	263
Corporate	(116)	(7)	8	(9)	(124)
Intersegment eliminations	12	-	-	-	12

Time Warner excluding Time Inc.	1,449	(27)	8	(11)	1,419
Time Inc.	(9)	-	-	-	(9)

Time Warner	$1,440	$(27)	$8	$(11)	$1,410

Margin - Time Warner(a)	20.8%	(0.4%)	0.1%	(0.2%)	20.3%

Margin - Time Warner excluding Time Inc.(a)	23.3%	(0.4%)	0.2%	(0.2%)	22.9%

Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues. Adjusted Operating Income excluding Time Inc. margin is defined as Adjusted Operating Income excluding Time Inc. divided by Revenues excluding Time Inc. Operating Income excluding Time Inc. margin is defined as Operating Income excluding Time Inc. divided by Revenues excluding Time Inc.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliations of

Adjusted Net Income attributable to Time Warner Inc. common shareholders to

Net Income attributable to Time Warner Inc. common shareholders and

Adjusted EPS to Diluted Net Income per Common Share attributable to Time Warner Inc. common shareholders

–Time Warner excluding Time Inc., Time Inc. only, and Time Warner Inc.

	Three Months Ended March 31, 2014

	Time Warner

	excluding			Total

	Time Inc.	Time Inc.	Eliminations	Time Warner

Asset impairments	$(12)	$(26)	$-	$(38)
Gain on operating assets, net	454	-	-	454
Other	(20)	-	-	(20)

Impact on Operating Income	422	(26)	-	396

Investment gains (losses), net	(5)	-	-	(5)
Amounts related to the separation of Time Warner Cable Inc.	(1)	-	-	(1)
Amounts related to the disposition of Warner Music Group	(1)	-	-	(1)

Pretax impact	415	(26)	-	389
Income tax impact of above items	65	9	-	74

Impact of items affecting comparability on net income attributable to Time Warner Inc. shareholders	$480	$(17)	$-	$463

Amounts attributable to Time Warner Inc. shareholders:
Net income	$1,365	$(76)	$3	$1,292
Less Impact of items affecting comparability on net income	480	(17)	-	463

Adjusted net income	$885	$(59)	$3	$829

Per share information attributable to Time Warner Inc. common shareholders:
Diluted net income per common share	$1.50	$(0.08)	$-	$1.42
Less Impact of items affecting comparability on diluted net income per common share	0.53	(0.02)	-	0.51

Adjusted EPS	$0.97	$(0.06)	$-	$0.91

Average diluted common shares outstanding				910.6

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliations of

Adjusted Net Income attributable to Time Warner Inc. common shareholders to

Net Income attributable to Time Warner Inc. common shareholders and

Adjusted EPS to Diluted Net Income per Common Share attributable to Time Warner Inc. common shareholders

–Time Warner excluding Time Inc., Time Inc. only, and Time Warner Inc.

	Three Months Ended March 31, 2013

	Time Warner

	excluding			Total

	Time Inc.	Time Inc.	Eliminations	Time Warner

Asset impairments	$(27)	$-	$-	$(27)
Gain on operating assets, net	8	-	-	8
Other	(11)	-	-	(11)

Impact on Operating Income	(30)	-	-	(30)

Investment gains (losses), net	71	-	-	71
Amounts related to the separation of Time Warner Cable Inc.	5	-	-	5
Amounts related to the disposition of Warner Music Group	(1)	-	-	(1)

Pretax impact	45	-	-	45
Income tax impact of above items	(22)	-	-	(22)

Impact of items affecting comparability on net income attributable to Time Warner Inc. shareholders	$23	$-	$-	$23

Amounts attributable to Time Warner Inc. shareholders:
Net income	$764	$(10)	$-	$754
Less Impact of items affecting comparability on net income	23	-	-	23

Adjusted net income	$741	$(10)	$-	$731

Per share information attributable to Time Warner Inc. common shareholders:
Diluted net income per common share	$0.80	$(0.01)	$-	$0.79
Less Impact of items affecting comparability on diluted net income per common share	0.03	-	-	0.03

Adjusted EPS	$0.77	$(0.01)	$-	$0.76

Average diluted common shares outstanding				956.4

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Asset Impairments

During the three months ended March 31, 2014, the Company recognized asset impairments of $1 million at the Turner segment related to miscellaneous assets, $5 million at the Warner Bros. segment related to certain internally developed software, $26 million at the Time Inc. segment primarily in connection with a building held for sale and $6 million at Corporate related to certain internally developed software.

During the three months ended March 31, 2013, the Company recognized asset impairments of $18 million at the Turner segment consisting of $12 million related to certain of Turner’s international intangible assets and $6 million related to programming assets resulting from Turner’s decision in the first quarter of 2013 to shut down certain of its entertainment networks in Spain, $2 million at the Warner Bros. segment related to miscellaneous assets and $7 million at Corporate related to certain internally developed software.

Gain on Operating Assets, Net

For the three months ended March 31, 2014, the Company recognized a $13 million gain at the Turner segment related to the sale of Zite, Inc., a news content aggregation and recommendation platform, and a $441 million gain at Corporate in connection with the sale and leaseback of the Company’s office space in Time Warner Center.

For the three months ended March 31, 2013, the Company recognized an $8 million gain at Corporate on the disposal of certain corporate assets.

Other

Other reflects external costs related to mergers, acquisitions or dispositions of $20 million and $11 million for the three months ended March 31, 2014 and 2013, respectively. External costs related to mergers, acquisitions or dispositions for the three months ended March 31, 2014 consisted of $7 million at the Turner segment primarily related to exit costs in connection with the shutdown of CNN Latino, a Spanish-language news broadcast programming block, $6 million at the Warner Bros. segment primarily related to the agreement with Eyeworks Group, a television production and distribution company, to acquire its operations outside the U.S. and $7 million at Corporate related to the Time Separation and for the three months ended March 31, 2013 consisted of $2 million at the Turner segment related to the shutdown of certain entertainment networks in Spain and $9 million at Corporate related to the Time Separation.

External costs related to mergers, acquisitions or dispositions are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Gains (Losses), Net

For the three months ended March 31, 2014, the Company recognized $5 million of net investment losses.

For the three months ended March 31, 2013, the Company recognized $71 million of net investment gains, consisting of a $65 million gain on the sale of the Company’s investment in a theater venture in Japan, which included a $10 million gain related to a foreign currency contract, and $6 million of net miscellaneous investment gains.

Amounts Related to the Separation of Time Warner Cable Inc.

For the three months ended March 31, 2014 and 2013, the Company recognized $1 million of other expense and $5 million of other income, respectively, related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by Time Warner Cable Inc. employees, which has been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Amounts Related to the Disposition of Warner Music Group

For both the three months ended March 31, 2014 and 2013, the Company recognized losses of $1 million primarily related to a tax indemnification obligation associated with the disposition of Warner Music Group in 2004. These amounts have been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. The estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain items.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Cash Provided by Operations to Free Cash Flow - Time Warner excluding Time Inc. and Time

Warner Inc.

	Three Months Ended March 31, 2014
	Time Warner

	excluding		Total

	Time Inc.	Time Inc.	Time Warner

Cash provided by operations	$1,733	$(29)	$1,704
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	15	-	15
Add excess tax benefits from equity instruments	64	-	64
Less capital expenditures	(92)	(7)	(99)
Less principal payments on capital leases	(3)	-	(3)

Free Cash Flow	$1,717	$(36)	$1,681

	Three Months Ended March 31, 2013
	Time Warner

	excluding		Total

	Time Inc.	Time Inc.	Time Warner

Cash provided by operations	$747	$(18)	$729
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	209	-	209
Add excess tax benefits from equity instruments	84	-	84
Less capital expenditures	(79)	(6)	(85)
Less principal payments on capital leases	(2)	-	(2)

Free Cash Flow	$959	$(24)	$935

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	DESCRIPTION OF BUSINESS

Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include television networks, film and TV entertainment and publishing. Time Warner classifies its operations into four reportable segments: Turner: consisting principally of cable networks and digital media properties; Home Box Office: consisting principally of premium pay television services domestically and premium pay and basic tier television services internationally; Warner Bros.: consisting principally of feature film, television, home video and videogame production and distribution; and Time Inc.: consisting principally of magazine publishing and related websites and operations. On March 6, 2013, Time Warner announced that its Board of Directors has authorized management to proceed with plans for the complete legal and structural separation of the Time Inc. segment from Time Warner. Time Warner expects to complete the separation during the second quarter of 2014.

Note 2.	INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended March 31,
	2014	2013

Intersegment Revenues
Turner	$21	$24
Home Box Office	9	1
Warner Bros.	166	148
Time Inc.	2	4

Total intersegment revenues	$198	$177

Note 3.	WARNER BROS. HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended March 31,
	2014	2013

Home video and electronic delivery of theatrical product revenues	$382	$456
Home video and electronic delivery of television product revenues	114	149